                                                              EXHIBIT 99(a)(13)

Exhibit (a)(13)
[E-mail Communication to BroadVision, Inc. Employees on May 2, 2001]

                  ** STOCK OPTION EXCHANGE PROGRAM REMINDER **

On April 25, 2001, you were sent an email from OEPAnnouncement that formally started the offer to exchange underwater options. The email included a link to the internal website we set up for the Option Exchange Program and gave you your unique username and password that will let you make that election.

If you haven't already done so, please open and read that email message. This offer to exchange options remains open for a limited period of time, so your prompt attention to it is very important. In order to elect to participate in the Option Exchange Program, you must submit an election form no later than 5:00 p.m., Pacific Daylight Time, on May 25, 2001 (unless that deadline is extended by BroadVision).

IF YOU DON'T FIND A MESSAGE FROM OEPANNOUNCEMENT DATED APRIL 25, 2001: if you don't find a message from OEPAnnouncement dated April 25, 2001, we may have a bad email address for you. If you didn't receive that announcement, please send a message to OptionExchange@broadvision.com. PLEASE BE SURE TO INSERT "DID NOT RECEIVE APRIL 25 ANNOUNCEMENT" IN THE SUBJECT LINE.

IF YOU BELIEVE YOU HAVE A PENDING OPTION GRANT OTHER THAN A FOCAL OPTION: There are some pending new hire, promotion and referral grants. If the recipient of these options does not elect to exchange any option under the Stock Option Exchange Program, his/her pending option will be granted on May 25, 2001 (unless BroadVision extends the deadline). If the recipient does elect to exchange any option under the Stock Option Exchange Program, his/her pending option will be granted on November 27, 2001 (unless BroadVision extends the deadline for making the election).

ELECTION DEADLINE: In order to elect to participate in the Option Exchange Program, you must submit an election form no later than 5:00 p.m., Pacific Daylight Time, on May 25, 2001 (unless that deadline is extended by BroadVision).

Please refer to the documentation and webcast contained on the website for complete details before submitting questions.